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                                                                     Exhibit 3.1


                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                OF RIBOGENE, INC.

         The undersigned, Charles J. Casamento and Timothy E. Morris, hereby certify that:

         ONE: They are the duly elected and acting President and Chief Financial Officer, respectively, of this corporation.

         TWO: The Articles of Incorporation of this corporation shall be amended and restated to read in full as follows:

                                   "ARTICLE I

         The name of this corporation is RiboGene, Inc.

                                   ARTICLE II

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

         (A) Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Sixty-Eight Million Nine Hundred Thirty-Two Thousand Three Hundred Forty-Four (68,932,344) shares. Fifty Million (50,000,000) shares shall be Common Stock and Eighteen Million Nine Hundred Thirty-Two Thousand Three Hundred Forty-Four (18,932,344) shares shall be Preferred Stock.

         (B) Rights, Preferences, Privileges and Restrictions of Preferred Stock. The Preferred Stock authorized by these Restated Articles of Incorporation may be issued from time to time in series. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of 138,269 shares, on the Series B Preferred Stock, which series shall consist of 800,000 shares, on the Series C Preferred Stock, which series shall consist of 2,950,000 shares, on the Series D Preferred Stock, which series shall consist of 270,222 shares, on the Series E Preferred Stock, which series shall consist of 8,500,000 shares, and on the Series F Preferred Stock, which series shall consist of 5,555,554 shares, are as set forth below in this Article III(B).

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         Except as to the Series A, Series B, Series C, Series D, Series E and
Series F Preferred Stock and except as otherwise provided in these Restated Articles of Incorporation, the Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restriction, granted to or imposed upon any wholly unissued additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. The Board of Directors, except as otherwise provided in these Articles of Incorporation, is also authorized to decrease the number of shares of any series, excluding the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, subsequent to the issuance of shares that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

            1. Dividend Provisions.

               (a) The holders of shares of Series F Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation for purposes of a stock split or recapitalization) on the Common Stock or other shares of Preferred Stock of this corporation, at the rate of (i) $2.25 per share effective the first day following the final closing of the initial offering of Series F Preferred Stock by the Company (excluding dates on which shares of Series F Preferred Stock are issued pursuant to the exercise or conversion of exercisable or convertible securities, the "FINAL CLOSING DATE") and (ii) an additional $1.125 per share effective on the second anniversary of the-Final Closing Date and on each anniversary thereafter (collectively, the "PREFERRED DIVIDENDS"). The Preferred Dividends shall be payable only when, as and if declared by the Board of Directors. Preferred Dividends not declared and paid when due shall accrue and accumulate. No dividend shall be declared and/or paid with respect to any other series or class of capital stock while there are accrued but unpaid dividends on the Series F Preferred Stock outstanding unless a like dividend is declared and/or paid (as appropriate) with respect to the Series F Preferred Stock after payment of any accrued but unpaid dividends (including Preferred Dividends) on the Series F Preferred Stock.

               (b) The holders of shares of Series A, Series B, Series C, Series D and Series E Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation for purposes of a stock split or recapitalization) on the Common Stock of this corporation, at the rate of $0.66, $1.00, $0.15, $0.225 and $0.225, respectively, per share per annum or, if greater (as determined on an as-converted basis for the Series A, Series B, Series C,Series D and Series E Preferred Stock), an amount equal to that paid on any other outstanding shares of this corporation (other than on shares of Series F Preferred Stock) whenever funds are legally available therefor, payable quarterly when, as and if declared by the Board of Directors. No

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dividend shall be declared and/or paid with respect to any Series A, Series B,
Series C, Series D or Series E Preferred Stock unless a dividend is declared and/or paid with respect to each of the Series A, Series B, Series C, Series D and Series E Preferred Stock at a rate that is no less favorable to the Series A, Series B, Series C, Series D and Series E Preferred Stock than $0.66, $1.00, $0.15, $0.225 and $0.225, for each share of Series A, Series B, Series C, Series D and Series E Preferred Stock, respectively. Such dividends shall not be cumulative.

            2. Liquidation Preference.

               (a) (i) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary (a "Liquidation Event"), the holders of the Series F Preferred Stock shall be entitled to receive, prior and in preference to any distribution, payment, declaration or setting apart of any of the assets of this corporation to, or in respect of, the holders of Common Stock or other series of Preferred Stock, an amount per share equal to $2.25 for each outstanding share of Series F Preferred Stock (the "Original Series F Issue Price") plus an mount equal to all accrued Preferred Dividends thereon, and any other declared but unpaid dividends thereon. If, upon the occurrence of such an event, the assets and property thus distributed among the holders of the Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the assets and property of the corporation legally available for distribution shall be distributed ratably among the holders of the Series F Preferred Stock in proportion to the aggregate preferential amounts owed such holders upon a liquidation, dissolution or winding up of the corporation. All outstanding shares of Series F Preferred Stock shall rank as to payment, upon the occurrence of a Liquidation Event senior to the Common Stock and all other series of the corporation's Preferred Stock.

                   (ii) After the distribution to the holders of the Series F Preferred Stock, the holders of the Series C, Series D and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock, Series A Preferred Stock or Series B Preferred Stock by reason of their ownership thereof, an amount per share equal to $1.50 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price"), $2.25 for each outstanding share of Series D Preferred Stock (the "Original Series D Issue Price") and $2.25 for each outstanding share of Series E Preferred Stock (the "Original Series E Issue Price") plus an amount equal to declared but unpaid dividends thereon. If, upon the occurrence of such an event, the assets and property thus distributed among the holders of the Series C, Series D and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the assets and property of the corporation legally available for distribution shall be distributed ratably among the holders of the Series C, Series D and Series E Preferred Stock in proportion to the aggregate preferential amounts owed such holders upon a liquidation, dissolution or winding up of the corporation.

                   (iii) After the distribution to the holders of the Series C, Series D and Series E Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets of this corporation to the holders of Common Stock or Series A Preferred Stock by reason of their ownership thereof, an amount


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per share equal to the sum of $10.00 for each outstanding share of Series B
Preferred Stock (the "Original Series B Issue Price") and an mount equal to declared but unpaid dividends. If, upon the occurrence of such an event, the assets and property thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the assets and property of the corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the aggregate preferential amounts owed such holders of the outstanding Series B Preferred Stock upon a liquidation, dissolution or winding up of the corporation.

                   (iv) After the distribution to the holders of the Series B Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of $6.60 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") and an amount equal to declared but unpaid dividends. If, upon the occurrence of such an event, the assets and property.thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the assets and property of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the aggregate preferential amounts owed such holders of the outstanding Series A Preferred Stock upon a liquidation, dissolution or winding up of the corporation.

               (b) Upon the completion of the distributions required by subparagraph (a) of this Section 2, if, assets remain in this corporation, the holders of the Common Stock of this corporation shall receive an amount equal to $0.50 per share.

               (c) Upon the completion of the distributions required by subparagraphs (a) and (b) of this Section 2, if assets remain in this corporation, the holders of Series A, Series B, Series C, Series D and Series E Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of the outstanding Series A, Series B, Series C, Series D and Series E Preferred Stock) shall receive a per share amount equal to the result of (i) the aggregate value of accrued but unpaid Preferred Dividends and declared but unpaid dividends distributed to the holders of Series F Preferred Stock pursuant to subparagraph (a) above divided by (ii) the number of shares of Common Stock outstanding immediately prior to the Liquidation Event (assuming conversion of the outstanding Series A, Series B, Series C, Series D and Series E Preferred Stock).

               (d) After the distributions described in subsection (a), (b) and
(c) above have been paid, the remaining assets of the corporation available for distribution to shareholders, if any, shall be distributed among the holders of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all outstanding Preferred Stock).

               (e) A merger of this corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this


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corporation or the effectuation by the corporation of a transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2, but shall instead be treated pursuant to Section 5 hereof.

            3. Redemption.

               (a) On or at any time after April 15, 1999 this corporation may, at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the Series A, Series B, Series C, Series D and Series E Preferred Stock by paying in cash therefor a sum per share equal to the Original Series A Issue Price, the Original Series B Issue Price, the Original Series C Issue Price, the Original Series D Issue Price and the Original Series E Issue Price, as the case may be, plus any declared but unpaid dividends on such shares as of the Redemption Date (such total amount is hereinafter referred to as the "Redemption Price").

               (b) On or at any time after the receipt by this corporation from the holders of 66-2/3% of the then outstanding shares of Series A, Series B, Series C, Series D and Series E Preferred Stock of their written consent to redemption hereunder of their respective, shares, this corporation may, at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the Series A, Series B, Series C, Series D and Series E Preferred Stock by paying in cash therefor a sum equal to the Redemption Price for the shares so redeemed.

               (c) (i) In the event of any redemption of only a part of the then outstanding Series A, Series B, Series C, Series D and Series E Preferred Stock, this corporation shall redeem the same proportion of each outstanding series of Preferred Stock and, as to each such series, shall effect such redemption pro rata according to the number of shares held by each holder thereof. No redemption of any series of Preferred Stock shall occur, unless there is a pro rata redemption of all series of Preferred Stock in accordance with the foregoing. In the event of any redemption of all or part of the then outstanding Series A, Series B, Series C, Series D and Series E Preferred Stock, any holder thereof may avoid all or part of such redemption by converting into Common Stock, pursuant to Section 4 below, up to that number of shares of such holder's Preferred stock scheduled to be redeemed in' such redemption. Such holder may condition such conversion on deposit by the corporation of the Redemption Price for the shares to be redeemed pursuant to subsection 3(e)(iv) below.

                   (ii) At least 30 but no more than 60 days prior to the date fixed for any redemption hereunder (the "REDEMPTION DATE"), written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A, Series B, Series C, Series D and Series E Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder or given by the holder to this corporation for the purpose of notice, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and the date on which such holder's Conversion Rights (as hereinafter

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defined) as to such shares terminate and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection 3(c)(iii), on or after the Redemption Date, each holder of Series A, Series B, Series C, Series D and Series E Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                   (iii) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all dividends on the Series A, Series B, Series C, Series D and Series E Preferred Stock designated for redemption in the Redemption Notice shall cease to accrue, all rights of the holders of such shares as holders of Series A, Series B, Series C, Series D and Series E Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the corporation legally available for redemption of shares of Series A, Series B, Series C, Series D and Series E Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A, Series B, Series C, Series D and Series E Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares in accordance with the provisions of paragraph 3(c)(i) hereof. The shares of Series A, Series B, Series C, Series D and Series E Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Series A, Series B, Series C, Series D and Series E Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

                   (iv) Three days prior to the Redemption Date, this corporation shall deposit the Redemption Price of all outstanding shares of Series A, Series B, Series C, Series D and Series E Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, this corporation shall deposit irrevocable instruction and authority to such bank or trust company to publish the notice of redemption thereof (or to complete such publication if theretofore commenced) and to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the Series A, Series B, Series C, Series D and Series E Preferred Stock to the holders thereof upon surrender of their certificates. Any monies deposited by this corporation pursuant to this subsection 3(c)(iv) for the-redemption of shares which are thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the close of business on the Redemption Date shall be returned to this corporation forthwith upon such conversion. The balance of any monies

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deposited by this corporation pursuant to this subsection 3(c)(iv) remaining unclaimed at the expiration of two years following the Redemption Date shall thereafter be returned to this corporation, provided that the shareholder to, which such money would be payable hereunder shall be entitled, upon proof of its ownership of the Series A, Series B, Series C, Series D and Series E Preferred:
Stock and payment of any bond requested by the corporation, to receive such monies but without interest from the Redemption Date.

               (d) In the event that the corporation elects to conduct any redemption of any series of outstanding Preferred Stock pursuant to subsections 3(a) or 3(b) above, the corporation shall promptly deliver a written notice of such intention to the holders of the Series F Preferred Stock then outstanding setting forth in reasonable detail information regarding the planned redemption and shall include in such redemption the shares of Series F Preferred Stock held by those holders that deliver to the corporation, within twenty-five (25) days after the date of the corporation's notice to such holders, a written election to have the shares of Series F Preferred Stock then held by them included in such redemption. In the event that any holders of Series F Preferred Stock elect to participate in a redemption, the Redemption Price for each share of Series F Preferred Stock to be redeemed shall be equal to the Original Series F Issue Price plus any declared but unpaid dividends, including Preferred Dividends, on such share as of the Redemption Date. The redemption of the Series F Preferred Stock included in any such redemption shall be conducted on at as a part of, the same time and on the same terms as the redemption of the other series of Preferred Stock then being redeemed, as set forth in detail in subsection 3(c) above.

            4. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert.

                   (i) Subject to subsections (c) and (d), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the close of business on any Redemption Date as may have been fixed in any Redemption Notice with respect to such share (if applicable), at the office of this corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $6.60 for each share of Series A Preferred, $10.00 for each share of Series B Preferred Stock, $1.50 for each share of Series C-Preferred, $2.25 for each share of Series D Preferred, $2.25 for each share of Series E Preferred and $2.25 (plus any accrued but unpaid dividends, including Preferred Dividends) for each share of Series F Preferred by the Conversion Price at the time in effect for such share. The initial Conversion Prices for shares of Preferred Stock shall be $6.60, $10.00, $1.50, $2.25, $2.25 and $2.25 per share for the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, respectively; provided, however, that such Conversion Prices shall be subject to adjustment as set forth in subsections 4(c) and 4(d). Upon conversion of any share of Preferred Stock after all conversion ratio adjustments set forth herein, all accrued but unpaid dividends, including Preferred Dividends, on such stock will be canceled.

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                   (ii) In the event of a call for redemption of any shares of
Series A, Series B, Series C, Series D, Series E (and, if applicable, Series F) Preferred Stock pursuant to Section 3 hereof, the Conversion Rights shall terminate as to the shares designated for redemption at the close of business on the Redemption Date, unless default is made in payment of the Redemption Price.

                   (iii) Each share of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the consummation of the corporation's sale of its Common Stock in a bona fide, firm commitment underwriting.pursuant to a registration statement under the Securities Act of 1933, as amended, which results in aggregate gross cash proceeds to this corporation in excess of $7,500,000 (the "Qualified IPO").

                   (iv) Each share of Series A, Series B, Series C, Series D and Series E Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A, Series
B, Series C, Series D or Series E Preferred Stock at such time as the corporation receives the consent of the holders of not less than 66-2/3% of each of the Series A, Series B, Series C, Series D and Series E Preferred Stock then outstanding.

               (b) Mechanics of Conversion. Before any holder Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mall, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion will be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, unless otherwise designated in writing by the holders of such Preferred Stock, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

               (c) Conversion Price Adjustments of All Series of Preferred Stock. The Conversion Price of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall be subject to adjustment from time to time as follows:

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                   (i) (A) If the corporation, at any time or from time to time after the effective date of these Amended and Restated Articles of Incorporation (the "Articles Date") shall issue any Additional Stock (as defined below) without consideration or for a consideration per-share less than the Conversion Price for such series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall forthwith be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of shares of Additional Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such shares of Additional Stock so issued; provided that for the purposes of this subsection, all shares of Common Stock issuable upon conversion of outstanding Preferred Stock shall be deemed to be outstanding, and immediately after any Additional Stock is deemed issued, such Additional Stock shall be deemed to be outstanding.

                       (B) No adjustment of the Conversion price for any series of Preferred Stock shall be made in an mount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carded forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                       (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the mount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                       (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                       (E) In the case of the issuance, whether before, on or after the Articles Date, of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

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                           1. The aggregate maximum number of shares of Common
Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were: issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(c)(i)(c) and 4(c) (i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

                           2. The aggregate maximum number of shares of Common
Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities Or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(c)(i)(c) and 4(c)(i)(D)).

                           3. In the event of any change in the number of shares
of Common Stock deliverable or any increase in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Prices of the Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any
 .payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                           4. Upon the expiration of any such options or rights,
the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Prices of the Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities shall continue to be deemed to be issued.

                           5. All Common Stock deemed issued pursuant to this
subsection 4(c)(i)(E) shall be considered issued only at the time of its deemed issuance and any actual issuance of such stock shall not be an actual issuance or a deemed issuance of the corporation's Common Stock under the provisions of this Section 4.

                   (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed issued pursuant to subsection 4(c)(i)(E)) by this corporation on or after the Articles Date other than shares of Common Stock issued or issuable

                       (A) pursuant to a transaction described in subsection 4(d), (e) or (f) hereof,

                       (B) to officers, directors, employees and consultants of this corporation directly or pursuant to a stock option plan or restricted stock plan approved by the shareholders and directors of this corporation,

                       (C) upon the issuance of shares of any authorized series of Preferred Stock;

                       (D) upon conversion of any series of Preferred Stock;

                       (E) upon the exercise of outstanding warrants dated (1) August 9, 1991, originally issued with respect to the purchase of up to 60,000 shares of Series B Preferred Stock at an exercise price of $1.00 per share, (2) on or about June 4, 1993, originally issued with respect to the purchase of up to 150,000 shares of Series C Preferred Stock at an exercise price of $0.15 per share, and (3) on or about June 2, 1994, originally issued with respect to the purchase of up to approximately 13,333 shares of Series E Preferred Stock at an exercise price of $3.00 per share, respectively, issued to Dominion Ventures, Inc., in connection with an equipment lease therewith and extensions thereof, as such amounts may be or have been subsequently adjusted pursuant to the terms of such warrants, or upon the issuance of the stock purchasable upon exercise of such warrants;

                       (F) upon the exercise of an outstanding warrant originally issued to purchase up to 2,702,222 shares of Series D Preferred Stock at an exercise price of.$0.225 per share dated on or about June 4, 1993, as such amounts may be or have been subsequently adjusted pursuant to the terms of such warrant, or upon the issuance of the Series D Preferred Stock purchasable upon exercise thereof;

                       (G) upon the exercise of outstanding warrants originally issued to purchase up to an aggregate of 1,313,000 shares of Common Stock at an exercise price of $2.25 per share dated on or about January 5, 1994, issued in connection with the acquisition of assets and technology from another entity, as such amounts may be or have been subsequently adjusted pursuant to the terms of such warrant, or upon the issuance of the Common Stock purchasable upon exercise thereof; or

                       (H) upon the exercise of outstanding warrants dated (1), on or about May 19, 1995, originally issued with respect to the purchase of up to 10,000 shares of Series E Preferred Stock at an exercise price of $3.00 per share, and (2) on or about September 25, 1995, originally issued with respect to the purchase of up to 15,000 shares of Series E Preferred Stock at an exercise price of $3.00 per share, respectively, issued to Silicon Valley Bank in connection with bridge loan and extension thereof, as such amounts may be or have been subsequently adjusted pursuant to the terms of such warrants, or upon the issuance of the stock purchasable upon exercise of such warrants;

                       (I) upon the exercise of outstanding warrants dated on or about September 20, 1995, originally issued with respect to the purchase of up to an aggregate of 52,850 shares of Common Stock at an exercise price of $2.00 per share issued to two former bridge lenders of the corporation, as such amounts may be or have been subsequently adjusted pursuant to the terms of such warrants; or

                       (J) upon the issuance of exercise of the Placement Warrants or the Advisory Warrants (in each case as defined in the Placement Agency Agreement between the corporation and Paramount Capital, Inc. dated August 1, 1996), or upon the issuance or exercise of any of the Class A Warrants of the corporation issued (i) in connection with the sale of Series F Preferred Stock on or prior to the Final Closing Date or (ii) pursuant to the exercise of the Placement Options or the Advisory Options.

Notwithstanding the foregoing provisions of this Section 4(c)(ii), the conversion price adjustments set forth in this Section 4(c) shall be deemed to apply (and any applicable adjustments shall be made) to any modification of the rights of conversion, exchange or exercise of any of the securities referred to in subsections (c)(ii)(A) through (c)(ii)(I) above other than automatic modifications made pursuant to the terms of such instruments (regarding automatic adjustments of conversion or exercise prices, numbers of shares, etc.) or operation of this Section 4(c).

               (d) Additional Conversion Price Adjustments of Series F Preferred Stock. The Conversion Price in effect immediately prior to the Qualified IPO will be adjusted and reset effective as of the effective date of the Qualified IPO to the extent necessary to insure that each share of Series F Preferred Stock is convertible into that number of shares of Common Stock such that when multiplied by the Qualified IPO Price (as defined below), each share of Preferred Stock shall be worth at least $2.25 (subject to equitable adjustments for stock splits and similar events) plus declared but unpaid dividends thereon, if any, and all accrued but unpaid Preferred Dividends thereon. Accordingly, the aggregate number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock is subject to adjustment at the time of the Qualified IPO if the PMV (as defined below) is less than the Minimum Value (as defined below). In such event, the Conversion Price of the Series F Preferred Stock shall be reduced, and the conversion ratio accordingly increased to equal a ratio that will provide that the issued and outstanding shares of Series F Preferred Stock (assuming exercise of the Series F Preferred Stock Equivalents (as defined below)) shall in the aggregate be convertible into a number of shares of

Common Stock equal to the product of (A) the Pre-Qualified IPO Shares (as defined below) multiplied by (B) a fraction, the numerator of which is the Stated Value of the Series F Preferred Stock plus declared but unpaid dividends on such Series F Preferred Stock, if any, and all accrued but unpaid Preferred Dividends on such stock and the denominator of which is the PMV.
Notwithstanding the foregoing, no adjustment shall be made if the PMV is greater than the Minimum Value. For purposes of the foregoing calculations:

                   (i) "STATED VALUE OF THE SERIES F PREFERRED STOCK" shall mean the product of (A) $2.25 multiplied by (B) the number of outstanding shares of Series F Preferred Stock (assuming exercise or conversion of all Series F Preferred Stock Equivalents);

                   (ii) "COMMON STOCK EQUIVALENTS" shall mean all securities exercisable for or convertible, directly or indirectly, into shares of Common Stock;

                   (iii) "UNADJUSTED PERCENTAGE" shall mean the quotient of (A) all shares of Common Stock issuable upon the exercise and/or conversion of all Series F Preferred Stock and Series F Preferred Stock Equivalents prior to any adjustments under this subsection, divided by (B) all outstanding shares of Common Stock and all shares of Common Stock is issuable upon the exercise or conversion of all outstanding Common Stock Equivalents (including shares issuable upon conversion of the Series F Preferred Stock and Series F Preferred Stock Equivalents prior to any adjustment under this subsection);

                   (iv) "MINIMUM VALUE" shall mean the quotient obtained by dividing (A) the sum of (x) the Stated Value of the Series F Preferred Stock, and (y) declared but unpaid dividends on the Series F Preferred Stock, if any, and all accrued but unpaid Preferred Dividends, by (B) the Unadjusted Percentage;

                   (v) "PRE-QUALIFIED IPO SHARES" shall mean the aggregate number of shares of Common Stock Outstanding on a fully diluted basis (assuming the exercise or conversion of all Common Stock Equivalents prior to any adjustments pursuant to this subsection) upon the effectiveness of the Qualified IPO, but excluding shares of Common Stock and Common Stock Equivalents issued in the Qualified IPO;

                   (vi) "SERIES F PREFERRED STOCK EQUIVALENTS" shall mean all securities exercisable for, or convertible into, shares of Series F Preferred Stock;

                   (vii) "PMV" shall be equal to the aggregate value of the Pre-Qualified IPO Shares determined by multiplying the number of Pre-Qualified IPO Shares by the Qualified IPO Price; and

                   (viii) "QUALIFIED IPO PRICE" shall mean the per share public offering price of the Common Stock sold in the Qualified IPO. If units of Common Stock and other securities are issued in the Qualified IPO, the Board of Directors of the Company shall allocate value to the Common Stock based on the relative historical values of similar unit offerings conducted by the same and/or similar underwriters.

               (e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(c)(iii), then, in each such ease for the purpose of this subsection 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

               (f) Stock Splits, Stock Dividends and Recapitalizations.

                   (i) In the event the corporation should at any time or from time to time after the Articles Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof' to receive directly or indirectly, additional shares of Common Stock (for purposes of this subsection 4(f) referred to as "COMMON EQUIVALENTS") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares determined in accordance with subsection 4(c)(i)(E).

                   (ii) If the number of shares of Common Stock outstanding at any time after the Articles Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                   (iii) If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or
Section 5) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any.such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Prices then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               (g) No Impairment. This corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

               (h) No Fractional Shares and Certificate as to Adjustments.

                   (i) No fractional shares shall be issued upon conversion of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                   (ii) Upon the occurrence of each adjustment or readjustment of any Conversion Price of a series of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Prices at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

               (i) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion. of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

               (k) Notices. Any notice required by the provisions of this
Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mall, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

            5. Merger.

               (a) At any time after the Articles Date, in the event of:

                   (i) any merger of the corporation with or into any other corporation or other entity or person, or any other corporate reorganization in which the corporation shall not be the continuing or surviving entity of such merger or reorganization or any transaction or series of related transactions by the corporation in which in excess of 50% of the corporation's voting power is transferred, or

                   (ii) a sale or other disposition of all or substantially all of the assets of the corporation, the documents effecting such transactions shall provide that:

                       (A) The holders of the Series F Preferred Stock shall first receive for each share of such stock, in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such transaction, an mount equal to the Original Series F Issue Price plus an mount equal' to all accrued but unpaid dividends thereon (including Preferred Dividends thereon) and any other declared but unpaid dividends thereon. If the aggregate cash value in such transaction otherwise available to holders of the Series F Preferred Stock is insufficient to satisfy the aforementioned preference of such stock, then all such cash or securities shall be distributed ratably among the holders of the outstanding Series F Preferred Stock in proportion to the aggregate preferential amounts owed such holders as set forth above. Upon or immediately prior to such transaction, the corporation shall provide for the payment of any such amount to the holders of Series F Preferred Stock.

                       (B) In the event additional cash or securities remain available for distribution after the distributions to the holders of the Series F Preferred Stock, the holders of the Series C, Series D and Series E Preferred Stock shall first receive for each share of such stock, in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such transaction, an amount equal to the Original Series C Issue Price,-the Original Series D Issue Price, and the Original Series E Issue Price respectively. If the aggregate cash value in such transaction otherwise available to holders of the Series C, Series D and Series E Preferred Stock is insufficient to satisfy the aforementioned preference of such stock, then all such cash or securities shall be distributed ratably among the holders of the outstanding Series C, Series D and Series E Preferred Stock in proportion to the aggregate preferential amounts owed such holders as set forth above.

                       (C) In the event additional cash or securities remain available for distribution after the distributions to the holders of the Series C, Series D and Series E Preferred Stock, then holders of the Series B Preferred Stock shall then be entitled to receive for each share of such stock, in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such transaction, an amount equal to the Original Series B Issue Price. If the aggregate cash value in such transaction otherwise available to holders of the Series B Preferred Stock is insufficient to satisfy the aforementioned preference of the Series B Preferred Stock, then all such cash or securities shall be distributed ratably among the holders of the outstanding Series B Preferred Stock in proportion to the aggregate preferential amounts owed such holders as set forth above.

                       (D) In the event additional cash or securities remain available for distribution after the distributions to the holders of the Series B, Series C, Series D and Series E Preferred Stock, then holders of the Series A Preferred Stock shall then be entitled to receive for each share of such stock, in cash or in securities received from .the acquiring corporation, or in a combination thereof, at the closing of any such transaction, an amount equal to the Original Series A Issue Price. If the aggregate cash value in such transaction otherwise available to holders of the Series A Preferred Stock is insufficient to satisfy the aforementioned preference of the Series A Preferred Stock, then all such cash or securities shall be distributed ratably among the holders of the outstanding Series A Preferred Stock in proportion to the aggregate preferential amounts owed such holders as set forth above.

                       (E) In the event additional cash or securities remain available for distribution after the distributions to the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock, then holders of the Common Stock shall then be entitled to receive for each share of such stock, in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such transaction, an amount equal to $0.50 per share. If the aggregate cash value in such transaction otherwise available to holders of the Common Stock is insufficient to satisfy the aforementioned preference of the Common Stock, then all such cash or securities shall be distributed ratably among the holders of the outstanding Common Stock in proportion to the aggregate preferential amounts owed such holders as set forth above.

                       (F) In the event additional cash or securities remain available for distribution after the distributions pursuant to subparagraphs
(A)-(E) above, then the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock and the Common Stock shall then be entitled to receive, pro rata based on the number of shares of Common Stock held by each (assuming conversion of the outstanding Series A, Series B, Series C, Series D and Series E Preferred Stock), in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such transaction, a per share amount equal to the result of (i) the aggregate value of accrued but unpaid Preferred Dividends and declared but unpaid dividends distributed to the holders of Series F Preferred Stock pursuant to subparagraph (A) above divided by (ii) the number of shares of Common Stock outstanding: immediately prior to the such transaction (assuming conversion of the outstanding Series A, Series B, Series C, Series D and Series E Preferred Stock). If the aggregate cash value in such transaction otherwise available to holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock and the Common Stock is insufficient to satisfy the aforementioned preference of the Common Stock, then all such cash or securities shall be distributed ratably among the holders of Common Stock (assuming conversion of the outstanding Series A, Series B, Series C, Series D and Series E Preferred Stock).

                       (G) In the event additional cash or securities remain available for distribution alter the distributions pursuant to subparagraphs
(A)-(F) above have been paid, the remaining assets of the corporation available for distribution to shareholders shall be distributed among the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of such series of Preferred Stock); provided that

                           (1) at such time as the holders of Series C Preferred
Stock shall have received an aggregate of $5.25 per share of Series C Preferred Stock they own (including all other amounts paid to such holders pursuant to this subsection (a) of Section 5), such shares shall be considered fully paid and the holders thereof shall be entitled to no further distributions pursuant to this subsection 5(a)(ii)(G) with respect to such shares or shares assumed to be issued upon conversion thereof,

                           (2) at such time as the holders of Series D Preferred
Stock shall have received an aggregate of $7.87 per share of Series D Preferred Stock they own (including all other amounts paid to such holders pursuant to this subsection (a) of Section 5), such shares shall be considered fully paid and the holders thereof shall be entitled to no further distributions pursuant to this subsection 5(a)(ii)(G) with respect to such shares or shares assumed to be issued upon conversion thereof,

                           (3) at such time as the holders of Series E Preferred
Stock shall have received an aggregate of $7.87 per share of Series E Preferred Stock they own (including all other amounts paid to such holders pursuant to this subsection (a) of Section 5), such shares shall be considered fully paid and the holders thereof shall be entitled to no further distributions pursuant to this subsection 5(a)(ii)(G) with respect to such shares or shares assumed to be issued upon conversion thereof,

                           (4) at such time as the holders of Series F Preferred
Stock shall have received an aggregate of $7.87 per share of Series F Preferred Stock they own (including all other amounts paid to such holders pursuant to this subsection (a) of Section 5), such shares shall be considered fully paid and the holders thereof shall be entitled to no further distributions pursuant to this subsection 5(a)(ii)(G) with respect to such shares or shares assumed to be issued upon conversion thereof,

                           (5) at such time as the holders of Series A Preferred
Stock shall have received an aggregate of $23.10 per share of Series A Preferred Stock they own (including all other mounts paid to such holders pursuant to this subsection (a) of Section 5), such shares shall be considered fully paid and the holders thereof shall be entitled to no further distributions pursuant to this subsection 5(a)(ii)(G) with respect to such shares or shares assumed to be issued upon conversion thereof, and

                           (6) at such time as the holders of Series B Preferred
Stock shall have received an aggregate of $35.00 per share of Series B Preferred Stock they own (including all other amounts paid to such holders pursuant to this subsection (a) of Section 5), such shares shall be considered fully paid and the holders thereof shall be entitled to no further distributions pursuant to this subsection 5(a)(ii)(G) with respect to such shares or shares assumed to be issued upon conversion thereof.

               (b) Any securities to be delivered to the respective holders of the Preferred Stock pursuant to subsection 5(a) above shall be valued as follows:

                   (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                       (A) If traded on a securities exchange or The Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three
(3) trading days prior to the closing;

                       (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) trading days prior to the closing; and

                       (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of not less than a majority of the then outstanding shares of Preferred Stock.

                   (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i) (A),
03) or (c) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of a majority of the then outstanding shares of Preferred Stock.

               (c) In the event the requirements of subsection 5(a) are not complied with, .the corporation shall forthwith either:

                   (i) cause such closing to be postponed until such time as the requirements of this Section 5 have been complied with, or

                   (ii) cancel such transaction, in which event the rights, preferences, privileges and restrictions of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in subsection 5(d) hereof.

               (d) The corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 5, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the shares of Preferred Stock then outstanding.

               (e) The provisions of this Section 5 are in addition to the protective provisions of Section 7 hereof.

            6. Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted (with,any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting fights and powers equal to the voting fights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

            7. Protective Provisions. So long as shares of Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as one class except where otherwise required by law:

               (a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of;

               (b) alter or change the rights, preferences, privileges or restrictions of the shares of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock so as to affect such shares adversely;

               (c) increase the authorized number of shares of Series A, Series B, Series C, Series D, Series E, Series F Preferred Stock;

               (d) create any new class or series of stock or any other securities convertible into equity securities of the corporation (i) having a preference over, or being on a parity with, the Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock with respect to voting, dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock under this Section 7; or

               (e) do any act or thing which would result in' taxation of the holders of shares of the Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

            8. Additional Protective Provisions of Series F Preferred Stock. So long as shares of Series F Preferred Stock remain outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66-2/3% of the then outstanding shares of Series F Preferred Stock, voting together as one class except where otherwise required by law;

               (a) sell, convey, liquidate, dissolve or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary.corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of;

               (b) alter or change the rights, preferences, privileges or restrictions of the shares of Series F Preferred Stock so as to affect such shares adversely;

               (c) create any new class or series of stock or any other securities convertible into equity securities of the corporation (i) having a preference over, or being on a party with, the Series F Preferred Stock with respect to voting, dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Series F Preferred Stock under this Section 8;

               (d) create any subsidiary corporation;

               (e) consummate any transactions with affiliates of the corporation, other than transactions approved by a majority of the disinterested members of the Company's Board of Directors relating to the issuance of capital stock, or options to purchase capital stock, pursuant to the corporation's equity benefit plans in existence from time to time, provided that


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

the approval of the holders of 66-2/3% of the Series F Preferred Stock then outstanding shall be required to amend any equity benefit plan for the purpose of increasing the shares reserved for: issuance thereunder to in excess of 3,600,000; or

               (f) issue any debt securities or incur any indebtedness, other than (i) up to an aggregate of $300,000 in such debt securities for the purchase of equipment and (ii) up to an aggregate of $150,000 of such debt securities issued in the ordinary course of business.

            9. Status of Converted or Redeemed Stock. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so converted or redeemed shall be canceled and shall not
 .be issuable by the corporation, and the Articles of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

            10. Repurchase of Shares. In connection with repurchases by this corporation of its Common Stock pursuant to its agreements with certain of the holders thereof providing for such repurchases in the event of the termination of the status of such holder as an employee, director or consultant to the corporation, each holder of Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California General Corporation Law, to distributions made by the corporation with respect to such repurchases.

         (C) Common Stock.

            1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

            2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Division (03) of this Article III.

            3. Redemption. The Common Stock is not redeemable.

            4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE IV

         (A) Limitation of Directors, Liability. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         (B) Indemnification of Corporate Agents. This corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent Permissible under California law.

         (C) Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification."

                                      * * *

         THREE: The foregoing amendment has been approved by the Board of Directors of this corporation.

         FOUR: The foregoing amendment was approved by the holders of the requisite number of shares of this corporation in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 1,410,031 shares of Common Stock, 138,268 shares of Series A Preferred Stock, 580,061 shares of Series B Preferred Stock, 2,805,519 shares of Series C Preferred Stock, 270,222 shares of Series D Preferred Stock, 8,300,862 shares of Series E Preferred Stock and 1,900,330 shares of Series F Preferred Stock. There are no other shares of any series of Preferred Stock outstanding as of the date hereof. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock, a majority of the outstanding shares of Preferred Stock and a majority of the outstanding shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, voting together as a single class.

                                      * * *

     IN WITNESS WHEREOF, the undersigned certify under penalty of perjury that they have read the foregoing Amended and Restated Articles of Incorporation and know the contents thereof, and that the statements therein are true.

     Executed at Hayward, California on April 10, 1997.



                                        /s/ CHARLES J. CASAMENTO
                                      ------------------------------------
                                        Charles J. Casamento, President


                                        /s/ TIMOTHY E. MORRIS
                                      ------------------------------------
                                        Timothy E. Morris, Chief Financial
                                        Officer

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